EXHIBIT 99.1

NEWS RELEASE

PGT Reports 2009 Fourth Quarter Results

VENICE, FL, February 11, 2009 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the fourth quarter ended January 2, 2010.  In our fourth quarter:

▪	Net sales were $36.0 million, a decrease of $5.6 million, or 13.5%, compared to the third quarter of 2009. Sales decreased when compared to the prior year fourth quarter by $13.3 million, or 27.0%.

▪
Gross margin of 25.0% decreased compared to both the 2009 third quarter gross margin of 26.1% and the fourth quarter of 2008 gross margin of 29.5%.  Gross margin adjusted for restructuring costs in the 2009 fourth quarter was 28.2% compared to 2009 third quarter adjusted gross margin of 27.4%.

▪
Net income was $301 thousand driven by a tax benefit of $5.4 million recorded during the quarter.  Adjusted net income was $2.5 million compared to an adjusted net loss of $2.5 million in the third quarter of 2009, and an adjusted net loss of $2.3 million in the fourth quarter of 2008.

▪
Adjusted net income per diluted share was $0.07, compared to an adjusted net loss per diluted share of $0.07 in the third quarter of 2009, and an adjusted net loss per diluted share of $0.06 in the fourth quarter of 2008.

▪	Adjusted EBITDA was $2.9 million, compared to adjusted EBITDA of $3.2 million in the third quarter of 2009 and adjusted EBITDA of $3.0 million in the fourth quarter of 2008.

▪	Additional cost reduction actions were taken that are expected to produce annualized savings of $3.4 million.

“Housing starts in Florida declined 28% compared to the fourth quarter of 2008, driven mainly by a 75% decline in multi-family starts” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Our operating performance continued to be negatively impacted by these industry conditions as our sales decreased 27%. Single family housing starts were up 3% compared to the fourth quarter of 2008 and down 34% compared to the third quarter of 2009.  There have been positive signs for the housing industry in Florida  such as the reported increase in home sales and reduced inventory levels; however, sustained growth is expected to be slow and uncertain for the near future. We continue to move forward with new product offerings and line expansions as we pursue growth opportunities both inside and outside of Florida, including our new 770 aluminum impact sliding glass door and our new PremierVue vinyl impact line.  Both of these were well received and continue to gain traction. With the success of our recent new products, and the strategic focus we continue to have on our customers, we remain quite optimistic about our long-term growth opportunities.”

Commenting further on the fourth quarter of 2009, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Our sales continued to be negatively impacted by the most difficult market conditions we have ever encountered, declining $13.3 million, or 27.0%, from the fourth quarter of 2008. Sales decreased $5.6 million, or 13.5%, from the third quarter mainly driven by repair and remodeling’s seasonal decrease. Despite the decline in sales, we generated positive cash flow driven by our 2009 cost savings, efficiency initiatives, and working capital improvements from which we expect to benefit well into the future.  In December, we repaid the $12 million of our revolving credit facility that was drawn down in October, and utilizing internally generated cash, prepaid $2 million of our outstanding term loan.”

Mr. Jackson continued, “We were also successful in amending our Second Amended and Restated Credit Agreement. The amendment requires a minimum of $15 million in equity to be raised and used to pay-down our term loan. This amount is currently being raised with our rights offering which was declared effective on February 10, 2010. With this recapitalization, our Company will benefit from increased operational flexibility to drive growth as the housing industry begins to rebound.”

Conference Call

As previously announced, PGT will hold a conference call Friday, February 19, 2010, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-428-9507  (U.S. and Canada) and 719-457-2692 (international). A replay of the call will be available beginning February 19, at 12:30 p.m. eastern time through March 12, 2010. To access the replay, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 4739428.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,150 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	3 Months Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Net sales	$36,004	$49,290	$166,000	$218,556
Cost of sales	27,004	34,771	121,622	150,277
Gross margin	9,000	14,519	44,378	68,279
Impairment charges	742	94,148	742	187,748
Selling, general and administrative expenses	11,707	16,200	51,902	63,109
Loss from operations	(3,449)	(95,829)	(8,266)	(182,578)
Interest expense	1,648	2,130	6,698	9,283
Other expenses (income), net	5	(2)	37	(40)
Loss before income taxes	(5,102)	(97,957)	(15,001)	(191,821)
Income tax benefit	(5,403)	(14,990)	(5,584)	(28,789)
Net income (loss)	$301	$(82,967)	$(9,417)	$(163,032)

Basic net income (loss) per common share	$0.01	$(2.36)	$(0.27)	$(5.31)

Diluted net income (loss) per common share	$0.01	$(2.36)	$(0.27)	$(5.31)

Weighted average common shares outstanding:
Basic	35,303	35,197	35,261	30,687

Diluted	36,040	35,197	35,261	30,687

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	January 2,	January 3,
	2010	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$7,417	$19,628
Accounts receivable, net	14,213	17,321
Inventories	9,874	9,441
Deferred income taxes	622	1,158
Other current assets	7,860	5,569
Total current assets	39,986	53,117

Property, plant and equipment, net	65,104	73,505
Other intangible assets, net	67,522	72,678
Other assets, net	1,018	1,317
Total assets	$173,630	$200,617

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,607	$14,582
Current portion of long-term debt and capital leases	105	330
Total current liabilities	16,712	14,912
Long-term debt and capital leases	68,163	90,036
Deferred income taxes	17,937	18,473
Other liabilities	2,609	3,011
Total liabilities	105,421	126,432

Total shareholders' equity	68,209	74,185
Total liabilities and shareholders' equity	$173,630	$200,617

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	3 Months Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
Reconciliation to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share (1):
Net income (loss)	$301	$(82,967)	$(9,417)	$(163,032)
Reconciling items:
Goodwill and intangible impairment charges (2)	-	94,148	-	187,748
Asset impairment charge (3)	742	-	742	-
Restructuring charges (4)	1,490	379	5,395	2,131
Tax effect of reconciling items (5)	-	(13,827)	-	(28,313)
Adjusted net income (loss)	$2,533	$(2,267)	$(3,280)	$(1,466)

Weighted average shares outstanding:
Diluted (6)	36,040	35,197	35,261	30,687

Adjusted net income (loss) per share - diluted	$0.07	$(0.06)	$(0.09)	$(0.05)

Reconciliation to EBITDA and Adjusted EBITDA:
Net income (loss)	$301	$(82,967)	$(9,417)	$(163,032)
Reconciling items:
Depreciation and amortization expense	4,074	4,335	16,166	17,088
Interest expense	1,648	2,130	6,698	9,283
Income tax (benefit) expense	(5,403)	(14,990)	(5,584)	(28,789)
EBITDA	620	(91,492)	7,863	(165,450)
Add:
Goodwill and intangible impairment charges (2)	-	94,148	-	187,748
Asset impairment charge (3)	742	-	742	-
Restructuring charges (4)	1,490	379	5,395	2,131
Adjusted EBITDA	$2,852	$3,035	$14,000	$24,429
Adjusted EBITDA as percentage of sales	7.9%	6.2%	8.4%	11.2%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 11, 2010.

(2) The Company completed its annual impairment tests in the fourth quarter of 2008, which resulted in additional impairment charges totaling $94.1 million, of which $76.3 million related to goodwill and $17.8 million related to trademarks.  As of the end of 2008, the Company's goodwill had zero carrying value for financial reporting purposes.  The non-cash impairment charges taken in the fourth quarter of 2008, coupled with prior non-cash impairments, bring total non-cash impairment charges taken in 2008 to $187.7 million.

(3) Represents the write-down of the value of the Lexington, North Carolina property.

(4) Represents charges related to restructuring actions taken in 2009 and 2008.  These charges relate primarily to employee separation costs.  Of the restructuring charges taken in the fourth quarter of 2009, $1.1 million was recorded in cost of goods sold, and $0.4 million was recorded in selling, general, and administrative expenses. Of the restructuring charges taken in  fiscal year 2009, $3.1 million was recorded in cost of goods sold, and $2.3 million was recorded in selling, general, and administrative expenses.   In the fourth quarter of 2008, the Company updated its restructuring actions resulting in adjustments totaling $0.4 million.  Of the $2.1 million restructuring charge in 2008, $1.1 million is included in cost of goods sold and $1.0 million is included in selling, general and administrative expenses, including the adjustments totaling $0.4 million.

(5) There is no tax effect in 2009 as a result of a full valuation allowance on deferred taxes.The tax effect in 2008 includes a $4.5 million valuation allowance for deferred taxes recorded by the Company in the fourth quarter.

(6) Due to the net losses in fiscal years 2009 and 2008 and in the fourth quarter of 2008, the effect of equity compensation plans for these periods is anti-dilutive.